ANAVEX APPOINTS ROBERT CHISHOLM TO BOARD OF DIRECTORS

Hoboken, NJ – May 13, 2011 -- Anavex Life Sciences Corp. (“Anavex”) (OTCBB: AVXL) today announced the appointment of Robert Chisholm to the Board of Directors. As a finance and administration executive with more than 25 years of experience, Mr. Chisholm brings to Anavex significant expertise in corporate finance, strategic business initiatives and the unique requirements of growth-oriented public companies.

Mr. Chisholm is currently an officer and partner of Emprise Capital Corp, a private company focused on advising portfolio companies on managing finances, including development and implementation of comprehensive budgeting processes, public market listings and oversight of contract negotiations.

“We are privileged to welcome a finance executive of Robert’s caliber to our Board. His track record of success coupled with his experience and insight will contribute significantly to the oversight and operations of Anavex,” said Dr. Cameron Durrant, Executive Chairman of Anavex.

“Anavex is doing important work in the field of Alzheimer’s drug research and development. Unfortunately, today, an increasing number of people are affected by, or have loved ones, or know someone who has been affected in some way by this disease. I am looking forward to working with both the Board and the executive team as we move the company to the next level,” said Mr. Chisholm.

Mr. Chisholm has been the Chief Financial Officer and a director of Savary Capital Corp. since March 2011, of Windamere Ventures Ltd. (formerly Advanced Vision Systems Corp.) since May 2010, and of Brookwater Ventures since December 2009. Mr. Chisholm is also a member of the Board of Directors for Seymour Ventures.

Mr. Chisholm served as CFO for PNI Digital Media (formerly PhotoChannel Networks Inc.) between September 2001 and March 2009 and joined PNI's Board of Directors in April 2009. Prior to 2001, Mr. Chisholm was CFO for SCS Solars Computing Systems Inc.

In addition, Mr. Chisholm’s background includes previous appointments as CFO and a director of Ocean Park Ventures Corp. and CFO of Tiger Pacific Mining Corp.

Mr. Chisholm holds a professional accounting designation from the Certified Management Accountants of Canada and received his BBA with a major in accounting from Saint Francis Xavier University in Nova Scotia.

In addition, Anavex announces the departure of David Tousley as CFO. The company thanks for him for his dedicated service to the company and wishes him well in his future endeavors. Anavex's President, Harvey Lalach, will serve as the company's interim CFO.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (www.anavex.com) is a specialty pharmaceutical company engaged in the discovery and development of novel drug candidates for the treatment of neurological diseases and cancer. The Anavex proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds targeted to specific receptors involved in the modulation of multiple cellular biochemical signaling pathways.

The SIGMACEPTOR™-N program involves the development of novel drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain). The company's lead drug candidates exhibit high affinity for sigma receptors, which have been extensively documented as potentially valuable drug targets and have demonstrated anti-amnesic and neuroprotective properties.

Anavex is a publicly traded company under the symbol “AVXL”.

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